Exhibit 10.9

Current Director Fee Arrangements

Directors of Great Southern Bancorp, Inc. ("Bancorp") receive a monthly fee of $750, which is the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors under Bancorp's 2003 Stock Option and Incentive Plan. Directors of Great Southern Bank receive a monthly fee of $1,750. The directors of Bancorp and the directors of the Bank are the same individuals. As the sole director of Great Southern Financial Corporation, a wholly owned subsidiary of the Bank, William V. Turner, the Chairman of the Board of Directors of the Company and the Bank, receives a monthly fee of $600 for his service on that board. The directors of Bancorp and its subsidiaries are not paid any fees for committee service and are not reimbursed for their costs incurred in attending Board and committee meetings.